EXHIBIT 99.5

ASSET REPRESENTATIONS REVIEW AGREEMENT

SERIES 20[•]-[•]

ASSET REPRESENTATIONS REVIEW AGREEMENT, dated as of [                ] (this “Agreement”), by and among [Asset Representations Reviewer], a [                ] (the “Asset Representations Reviewer”), ALLY BANK, a Utah chartered bank (the “Sponsor”), and ALLY MASTER OWNER TRUST, a Delaware statutory trust (the “Trust”).

1.	Description of Services.

The Sponsor has retained the Asset Representations Reviewer to perform a review (the “Asset Representations Review” or the “Services”) on certain downgraded accounts and related receivables (each, an “Account” or a “Receivable”) owned by the Trust. The Services are designed to determine whether, for each Account and related Receivables and subject to the terms of this Agreement, the Tests (as defined in Section 2.1) are satisfied or not satisfied with respect to the representations and warranties made about each such Account and related Receivables in Section 4.01 of the Pooling and Servicing Agreement, dated as of February 12, 2010, among Ally Financial Inc. (formerly GMAC Inc.), as servicer (the “Servicer”), Ally Wholesale Enterprises LLC (the “Depositor”) and the Sponsor (the “Pooling and Servicing Agreement”), as amended, pursuant to which such Accounts and Receivables were sold to the Depositor.

Capitalized terms used herein but not defined herein shall have the meanings given in Part I of Appendix A to the Trust Sale and Servicing Agreement, dated as of February 12, 2010, by and among the Trust, the Depositor, the Sponsor and the Servicer (the “Trust Sale and Servicing Agreement”), as amended. The rules of construction set forth in Part II of Appendix A to the Trust Sale and Servicing Agreement shall be applicable to this Agreement.

The provision of the Asset Representations Review is contingent upon the Asset Representations Reviewer’s ability to be provided with the Required Documents (as defined in Section 2.1), as well as upon the Asset Representations Reviewer having direct contact with the Sponsor regarding questions and documents necessary to complete its review of the Accounts and Receivables.

The Sponsor expressly acknowledges and agrees that the Asset Representations Reviewer is performing the Services as an independent contractor, and the Asset Representations Reviewer shall operate independently and without undue influence from any beneficial owner or holder of the securities issued by the Trust or the parties hereto, including the Sponsor. In furtherance of the foregoing, the Sponsor acknowledges and agrees that the Asset Representations Reviewer’s Test findings are solely based on the Asset Representations Reviewer’s independent assessment of the Tests (as defined below), and are independent of the Sponsor’s analysis or analysis by a beneficial owner of the Trust’s securities. The Sponsor agrees that the Asset Representations Reviewer is not responsible for determining whether noncompliance with any representation is a breach of the Pooling and Servicing Agreement.

2.	Scope of Services.

2.1	Data Required to Perform Services.

Upon receipt of an Asset Representations Review Notice as described in Section 4.17(d) of the Series 201[     ]-[     ] Indenture Supplement, dated as of the date hereof (the “Series 201[     ]-[     ] Indenture Supplement”), the Sponsor shall provide the list of Accounts and Receivables to be subject to the Asset Representations Review (the “Reviewable Accounts” and “Reviewable Receivables,” respectively). The Asset Representations Reviewer is not required to verify that the triggers needed to initiate an Asset Representations Review were met, to determine which Accounts and Receivables are subject to an Asset Representations Review, to verify the accuracy or completeness of the list of Reviewable Accounts and Reviewable Receivables, or to determine whether the required percentage of Noteholders of the Series 201[     ]-[     ] has voted to direct an Asset Representations Review under the Series 201[    ]-[     ] Indenture Supplement, and is entitled to conclusively rely on the information in any Asset Representations Review Notice delivered by the Sponsor to the Asset Representations Reviewer. The Asset Representations Reviewer shall not start an Asset Representations Review until an Asset Representations Review Notice is received, and shall not take any action or cause any other party to take any action under any of the Basic Documents to enforce any remedies for breaches of representations or warranties with respect to the Accounts and Receivables.

For all Reviewable Accounts and Reviewable Receivables, the Sponsor shall provide the Asset Representations Reviewer with the documents (the “Required Documents”) identified in the Agreed Upon Procedures as set forth on Attachment 1 (the “AUPs”) for each representation test (collectively, the “Tests”).

Within [sixty (60)] days of the delivery of an Asset Representations Review Notice, the Sponsor shall provide, or cause to be provided, the Asset Representations Reviewer with the Required Documents for all of the Reviewable Accounts and Reviewable Receivables.

The Asset Representations Reviewer shall be entitled to rely in good faith, without independent investigation or verification, that the Required Documents are accurate and complete in all material respects, and not misleading in any material respect. The Sponsor acknowledges that belatedly delivered, incomplete, inaccurate or misleading information could materially affect the value, timing, completeness and outcome of the Asset Representations Review provided by the Asset Representations Reviewer under this Agreement.

The Sponsor and the Asset Representations Reviewer agree and understand that the Sponsor may redact from the Required Documents any PII (as defined in Section 6.10.1); provided that any such removed or redacted data shall not change the meaning or usefulness of the files and information necessary to complete the Services. The Sponsor acknowledges that (i) the Asset Representations Reviewer may, in its sole discretion, determine that certain Accounts or Receivables files were incorrectly redacted (i.e, the redaction obscures information necessary to complete any Test) and may request additional information in order to complete the related Test; and (ii) that the Asset Representations Reviewer is not and shall not be responsible if PII is published on the Form 10-D if the Form 10-D Summary Report provided by the Asset Representations Reviewer did not include PII.

Unless otherwise specified in an amendment to this Agreement, the Services to be provided by the Asset Representations Reviewer are described in Sections 2.2 and 2.3.

2.2	Set-up Activities.

Upon execution of this Agreement, the Asset Representations Reviewer shall build the AUPs into its system. To manage the Tests, the Asset Representations Reviewer shall leverage a business process management (“BPM”) system which provides systematic control over each step in the review process and ensures consistency and repeatability among the reviews. The BPM system shall allow for each individual Account and Receivable Test to be tracked and stored within a database.

Test criteria for each representation and the Asset Representations Reviewer’s review processes shall be loaded into the BPM system and shall be accessible by the Asset Representations Reviewer’s file review, quality control specialist and management staff. Test criteria shall be consistently applied against each Account and Receivable, as applicable to the Test, to assess that all requirements are tested. Inputs from the review at the Test level shall be stored and tracked so as to allow for process transparency, quality control and results reporting.

2.3	Asset Representations Review.

For each Reviewable Account and Reviewable Receivable, the Asset Representations Reviewer shall perform the Tests, as outlined in the AUPs and described in Attachment 1. The Asset Representations Reviewer shall complete the Asset Representations Review of each Reviewable Account and Reviewable Receivable within [sixty (60)] days of receiving the Required Documents.

The Asset Representations Review period may be extended by up to an additional [thirty (30)] days if the Asset Representations Reviewer requests missing documents or clarifications as described in Sections 2.3.3 and 2.3.4.

The Asset Representations Review is not designed to determine any of the following:

•	Reason for downgrade;

•	Creditworthiness of the dealer, either at the time of the Asset Representations Review or at the origination date;

•	Overall quality of any Account or Receivable;

•	Whether the Servicer has serviced any Account or Receivable in compliance with the Pooling and Servicing Agreement and the Trust Sale and Servicing Agreement;

•	Whether noncompliance with the representations or warranties constitutes a breach of the provisions of the Pooling and Servicing Agreement;

•	Whether the Sponsor of the Depositor would be required to remove any “programmed” or “no credit” Account or repurchase any Receivable related to a “programmed” or “no credit” Account; or

•	To establish cause, materiality or recourse for any Test.

The parties confirm that the Asset Representations Reviewer is not responsible for any obligations not set forth herein, including (a) reviewing the Accounts and Receivables for compliance with the representations under the Pooling and Servicing Agreement, except as described in this Agreement, or (b) determining whether noncompliance with the representations constitutes a breach of any of the provisions of the Pooling and Servicing Agreement.

2.3.1

Tests. Based on the AUPs, the Asset Representations Reviewer shall review the Required Documents to determine whether, for each Reviewable Account and Reviewable Receivable, (a) there was evidence that the applicable Test for such Reviewable Account or Reviewable Receivable was satisfied, (b) there was evidence that the applicable Test for such Reviewable Account or Reviewable Receivable was not satisfied or (c) the Test could not be completed as a result of missing or insufficient Required Documents for a Reviewable Account or Reviewable Receivable. Each Test shall be performed individually.

The Asset Representations Reviewer may, at its sole discretion, review additional information that is not required for the Asset Representations Review as defined by the AUPs, but it is not required to do so.

2.3.2

Multiple Reviews. If more than one Asset Representations Review Notice is delivered, either under this Agreement or under any similar agreement with respect to any other series of publicly issued notes of the Trust, the Asset Representations Reviewer shall identify Accounts and Receivables previously reviewed or being reviewed under the provisions of such other agreement and shall not conduct any additional Asset Representations Review of any such Accounts or Receivables. The Asset Representations Reviewer shall include such duplicate Accounts and Receivables in its findings report and shall include the findings for such previous or other review for each Test with a notation that such results relate to a previous or other review.

2.3.3

Missing Documents. The Asset Representations Reviewer shall complete the Asset Representations Review of each Reviewable Account and Reviewable Receivable only using documentation that is made available by or on behalf of the Sponsor. Upon receipt of the Required Documents, the Asset Representations Reviewer shall complete an initial document inventory to verify there are no systemic documentation errors, including but not limited to consistently missing or incomplete information in each Reviewable Account’s or Reviewable Receivable’s file, even though there may still be instances where certain pieces of information for an individual Reviewable Account or Reviewable Receivable are missing or incomplete. Once the Asset Representations Reviewer has confirmed that a sufficient number of the Required Documents is available to conduct its review, it shall commence the Services. In instances where a Required Document is not accessible or is clearly unidentifiable or illegible, the Asset Representations Reviewer shall request that the Sponsor provide an updated copy of such Required Document. The Sponsor must provide, or cause to be provided, any missing document to the Asset Representations Reviewer within [fifteen (15)] days of notification of the Sponsor by the Asset Representations Reviewer that such document is missing. In the event a missing document is not provided within such timeframe, the Asset Representations Reviewer file review staff shall categorize the results of the related Test as “Unsatisfied Test – Missing Required Documents” (as defined below) and note that such documentation is missing.

2.3.4

Clarifications. Following the Asset Representations Reviewer’s delivery of the Preliminary Reports (as defined below) to the Sponsor as outlined in Section 3.1, the Sponsor may, in its discretion, submit additional information and clarifications to the Asset Representations Reviewer which the Asset Representations Reviewer shall analyze and consider in preparing its Final Report (as defined below). The Sponsor must provide, or cause to be provided, additional information and clarifications to the Asset Representations Reviewer within [fifteen (15)] days of notification by the Asset Representations Reviewer. In the event additional information or clarifications are not provided within this timeframe, the Asset Representations Reviewer shall consider the Preliminary Reports final.

2.3.5

Completion of Review for Certain Reviewable Accounts or Reviewable Receivables. Following delivery of the list of Reviewable Accounts and Reviewable Receivables and before the delivery of a Preliminary Report or the Final Report by the Asset Representations Reviewer, the Servicer or the Sponsor may notify the Asset Representations Reviewer if a Reviewable Account or Reviewable Receivable is paid in full or repurchased by the Sponsor, the Depositor or the Servicer pursuant to Section 4.01(c) or 4.02(c) of the Pooling and Servicing Agreement, Section 2.5(a) of the Trust Sale and Servicing Agreement, or otherwise. On receipt of such notice, the Asset Representations Reviewer shall terminate all Tests of such Reviewable Account or Reviewable Receivable and the Asset Representations Reviewer file review staff shall categorize the results of all Tests of the related Reviewable Account or Reviewable Receivable as “Satisfied Test” (as defined below).

2.3.6

Termination of Review. If an Asset Representations Review is in process and the publicly registered Notes will be paid in full on the next Distribution Date pursuant to Section 7.01 of the Series 201[ ]-[ ] Indenture Supplement, the Sponsor shall notify the Asset Representations Reviewer no less than [ten (10)] days before the applicable Distribution Date on which such Notes will be paid in full and the Asset Representations Reviewer shall terminate the Asset Representations Review immediately and have no obligation to deliver any related Preliminary Reports or Final Reports.

3.	Deliverables.

Upon completion of each Test for each Reviewable Account and Reviewable Receivable, the Asset Representations Reviewer shall record a finding based on the issues discovered. Findings categories are listed as follows:

•	Evidence that the applicable Test was satisfied (“Satisfied Test”);

•	Evidence that the applicable Test was not satisfied (“Unsatisfied Test”); and

•	Test incomplete as a result of missing or insufficient documentation (“Unsatisfied Test – Missing Required Documents”).

3.1	Preliminary Reports

Upon completion of the Asset Representations Review, the Asset Representations Reviewer shall provide the Sponsor with “Preliminary Reports,” including Account-level, Receivable-level and Test-level findings and issues identified. At that time, the Sponsor has the option of electing to provide any missing documentation or clarification requested pursuant to Section 2.3.3 or Section 2.3.4. If the Sponsor elects not to provide any additional information, the Asset Representations Reviewer shall publish its Final Reports (as described in Section 3.2).

3.2	Final Reports.

Within [ninety (90)] days of receipt of the Required Documents, the Asset Representations Reviewer shall publish its findings to the Sponsor, the Depositor, the Servicer and the Indenture Trustee. The Asset Representations Reviewer shall provide the Sponsor, the Depositor, the Servicer and the Indenture Trustee with the following reports as a result of the Asset Representations Review (collectively, the “Final Reports”):

Indenture Trustee Detail Exception Report. An Account-level and Receivable-level listing of the findings for each Test. The report shall also contain descriptive information supporting the Asset Representations Reviewer’s findings pertaining to any Test with respect to which a result of “Unsatisfied Test” or “Unsatisfied Test – Missing Required Documents” is recorded.

Indenture Trustee Detail Report (All Tests). An AUP Test-level listing of the responses input into the BPM system by the Asset Representations Reviewer file review staff.

Form 10-D Summary. A representation-level listing of the issues identified by each Test. The Form 10-D Summary shall not include Account-level or Receivable-level information or PII, and shall only include aggregated data for distribution to investors. The Asset Representations Reviewer shall not be responsible for filing any Form 10-D Summary or related document.

3.3	Questions.

After submission of the Final Reports, and only during the Retention Period (as defined in Section 6.1), the Asset Representations Reviewer shall respond to reasonable questions about its Asset Representations Review findings or reports. All questions must be directed to the Asset Representations Reviewer by the Sponsor or the Administrator on behalf of the Trust in writing, and in a reasonable format and frequency. If an investor contacts the Asset Representations Reviewer directly, the Asset Representations Reviewer shall direct the investor to contact the Servicer and shall inform the Sponsor of any questions. The Asset Representations Reviewer’s responses, if any, shall be in written form and provided to the Sponsor and the Servicer.

3.4	Additional Services and Deliverables.

The Asset Representations Reviewer shall have no obligation to provide services or deliverables that are not specified in this Agreement. If the Sponsor requests that the Asset Representations Reviewer provide additional services or deliverables, the Asset Representations Reviewer shall determine, in the exercise of its reasonable discretion, whether and on what terms it will be willing to provide such additional services or deliverables. The Sponsor and the Asset Representations Reviewer, as applicable, shall mutually agree in writing to the terms of any such additional services or deliverables. For the avoidance of doubt, the Sponsor understands and confirms that nothing contained herein shall serve to require the Asset Representations Reviewer to provide services in anticipation, furtherance or support of litigation, arbitration or any administrative proceeding, whether against the Sponsor, any investor in the securities of the Trust or any other party. The Asset Representations Reviewer shall obtain the consent of the Sponsor prior to accepting any engagement by any party to the Basic Documents with respect to the Accounts or Receivables or other assets of the Trust that is or may be in conflict with or adverse to the Sponsor.

4.	Obligations of the Sponsor.

The Sponsor agrees to provide the Asset Representations Reviewer with the following:

•	Reasonable access to the Sponsor;

•	Complete AUPs;

•	Required Documents; and

•	Other related information reasonably requested by the Asset Representations Reviewer to perform the Services hereunder.

5.	Compensation.

Fees. As compensation for the Asset Representations Review, the fees set forth in this Section 5 are payable to the Asset Representations Reviewer.

5.1	Asset Representations Reviewer Annual Fee.

On the Closing Date, and each anniversary thereafter, the Sponsor shall pay the Asset Representations Reviewer a fee equal to $[         ] per annum (the “Annual Fee”); provided, however, the Sponsor shall be entitled to pay the Annual Fee annually or monthly at its election. The Annual Fee payable under this Agreement shall not be duplicative of any other annual fee payable under any other similar agreement with respect to any other series of notes issued by the Trust, it being understood that only one such annual fee will be paid per annum with respect to all such agreements and series. If during any annual period all publicly issued Series 201[     ]-[     ] notes are paid in full and no other series of publicly issued notes of the Trust are outstanding, the Annual Fee shall be prorated for the remaining portion of such annual period and the excess, if any, paid to the Asset Representations Reviewer shall be returned to the Sponsor.

5.2	Asset Representations Review Costs.

Upon the completion of an Asset Representation Review, the Asset Representations Reviewer shall be entitled to receive an aggregate fee equal to $[                ] per Receivable reviewed in the related Asset Representations Review (the “Asset Representations Review Fee”). On each Distribution Date, available Trust funds shall be used in accordance with Section 4.04 of the Series 201[     ]-[     ] Indenture Supplement to pay the Asset Representations Review fees, expenses and indemnities due and owing under this Agreement. If more than one series of Notes votes to initiate an Asset Representations Review, the fees and expenses of the Asset Representations Review and any indemnities owed in connection therewith shall be allocated among such series pro rata on the basis of each such series’ Invested Amount.

6. Additional Terms related to the Asset Representations Reviewer.

6.1	Retention of the Sponsor Records.

The Asset Representations Reviewer shall have no obligation to retain information supplied to it, the Preliminary Reports, the Final Reports or any other reports generated by it pursuant to this Agreement (the “Sponsor Records”) for longer than [two (2)] years following the filing of all required reports described in this Agreement (the “Retention Period”). At the expiration of the Retention Period, the Asset Representations Reviewer shall return Sponsor Records to the Sponsor in electronic format. Upon the return of the Sponsor Records, the Asset Representations Reviewer shall have no obligation to respond to inquiries concerning any Asset Representations Review.

6.2	[Reserved]

6.3	Indemnification, Limitation of Liability.

6.3.1

Limitation of Liability. The Asset Representations Reviewer and its directors, officers, employees and agents shall not be liable to any person for any action taken, or not taken, in its capacity as Asset Representations Reviewer pursuant to this Agreement, in good faith pursuant to this Agreement, or for errors in judgment or for actions taken in reliance upon inaccurate information provided to it by others. However, the Asset Representations Reviewer shall be liable for its negligence, willful misconduct or bad faith.

IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY, WHETHER IN CONTRACT, TORT, UNDER ANY WARRANTY OR ANY OTHER THEORY OF LIABILITY, FOR ANY INCIDENTAL, SPECIAL, INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOST BUSINESS OR PROFITS.

6.3.2

Indemnification by the Asset Representations Reviewer. The Asset Representations Reviewer shall indemnify the Sponsor, the Trust, the Owner Trustee and their respective directors, officers, employees and agents for all costs, expenses, losses, damages and liabilities resulting from (a) the negligence, willful misconduct or bad faith of the Asset Representations Reviewer in performing its obligations under this Agreement, (b) the Asset Representations Reviewer’s breach of any of its representations or warranties contained in this Agreement or (c) third party claims of intellectual property infringement. The Asset Representations Reviewer’s obligations under this Section 6.3.2 shall survive the termination of this Agreement or the removal of the Asset Representations Reviewer as Asset Representations Reviewer for the Series 201[ ]-[ ].

6.3.3

Indemnification by the Sponsor. The Sponsor shall, or shall cause the Trust to, indemnify the Asset Representations Reviewer and its officers, directors, employees and agents for all costs, expenses, losses, damages and liabilities resulting from the performance of its obligations under this Agreement (including the costs and expenses of participating in or defending itself against any loss, damage or liability, whether in a proceeding brought pursuant to Section 6.8 of this Agreement or otherwise), but excluding any costs, expenses, losses, damages or liabilities resulting from (i) the Asset Representations Reviewer’s willful misconduct, bad faith or negligence or (ii) the Asset Representations Reviewer’s breach of any of its representations or warranties in this Agreement. The Sponsor’s obligations under this Section 6.3.3 shall survive the termination of this Agreement.

6.4	Disclaimers.

The Sponsor expressly agrees that the Asset Representations Reviewer is not advising the Sponsor or any investor or future investor concerning the suitability of the securities issued by the Trust or any investment strategy. The Sponsor expressly acknowledges and agrees that the Asset Representations Reviewer is not an expert in accounting, tax, regulatory or legal matters, and that the Asset Representations Reviewer does not provide legal advice as to any matter. The Sponsor agrees to rely on its own professional advisors with respect to all such matters.

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE ASSET REPRESENTATIONS REVIEWER MAKES NO WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

6.5	Resignation.

The Asset Representations Reviewer may not resign, unless (i) it ceases to be an Eligible Asset Representations Reviewer (as such term is defined below), (ii) it becomes legally unable to act or (iii) the Trust consents to its resignation. The Asset Representations Reviewer shall give the Sponsor and the Trust [sixty (60)] days prior notice of its resignation. The Administrator on behalf of the Trust may remove the Asset Representations Reviewer if the Asset Representations Reviewer (a) becomes legally unable to act or becomes subject to a bankruptcy, (b) ceases to be an Eligible Asset Representations Reviewer (as such term is defined below) or (c) breaches any of its representations, warranties, agreements or covenants contained herein. Subject to the provisions of Section 8.7, no resignation or removal of the Asset Representations Reviewer shall be effective until a successor Asset Representations Reviewer is in place. The Sponsor shall be responsible for any costs associated with the termination of the Asset Representations Reviewer and the appointment of a successor. The successor Asset Representations Reviewer must be an Eligible Asset Representations Reviewer. An “Eligible Asset Representations Reviewer” is an entity that (i) is not affiliated with the Sponsor, the Servicer, the Trust, the Owner Trustee, the Indenture Trustee or any of their affiliates and (ii) was not engaged or affiliated with an entity that was engaged by any underwriter for the Notes or the Sponsor to perform pre-closing due diligence on the Trust, the Accounts or the Receivables.

6.6	Disclosure.

6.6.1

Consent to Filing. The Asset Representations Reviewer hereby consents to the filing of this Agreement and the AUPs with the Securities and Exchange Commission (the “SEC”) on any form permitted from time to time by the rules and regulations of the SEC.

6.6.2

Prospectus Disclosure. The Asset Representations Reviewer hereby represents and warrants that the following statements, which have been made for the purpose of, and have been provided by the Asset Representations Reviewer for, inclusion in the Preliminary Prospectus, dated [                 ], and the Prospectus, dated [                 ] (together, the “Offering Documents”), were, as of the respective dates of the Offering Documents, true and correct in all material respects and did not contain any untrue statement of a material fact or omit a statement of a material fact necessary to make such statements, in light of the circumstances under which they were made, not misleading:

[Insert Disclosure from Offering Documents].

6.7

Insurance. For and during the Term of this Agreement, the Asset Representations Reviewer shall secure and maintain at its own expense insurance of the type set forth below and in an amount that is reasonable and customary for a business of the Asset Representations Reviewer’s size (the “Asset Representations Reviewer Coverage”):

6.7.1

Workers’ compensation insurance in accordance with all federal and state statutory requirements and employer’s liability insurance. The Asset Representations Reviewer and its underwriter shall waive subrogation against the Sponsor.

6.7.2

Commercial general liability insurance in an amount as would customarily be maintained by similar businesses and including all contractual liability for such injury or damage assumed by the Asset Representations Reviewer under this Agreement. This policy shall cover liability arising from premises and operations, independent contractors, products/completed operations, personal and advertising injury, and blanket contractual liability.

6.7.3	Commercial automobile liability insurance, including all statutory coverage for all jurisdictions of operation.

6.7.4	Umbrella liability insurance with respect to workers’ compensation, commercial general liability and commercial automobile liability.

6.7.5

Blanket crime coverage, including coverage for losses from employee dishonesty, covering liability against direct and verifiable losses of money, securities, products, equipment, material and other property of the Sponsor caused by theft or forgery by identifiable employees of the Asset Representations Reviewer acting alone or in collusion with others.

6.7.6

Professional errors and omissions liability insurance appropriate to the Asset Representations Reviewer’s profession. Coverage should be for a professional error, act or omission arising out of the scope of Services set forth in this Agreement.

6.7.7

Computer crime and privacy liability covering actual or alleged acts, errors or omissions committed by the Asset Representations Reviewer, its agents or employees. The policy shall expressly provide, but not be limited to, coverage for the following perils:

(i)	unauthorized use/access of a computer system; and

(ii)	failure to protect Confidential Information (as defined below) (both personal and commercial information) from disclosure.

The Asset Representations Reviewer Coverage must not exclude Claims between the Sponsor and the Asset Representations Reviewer. All of the foregoing policies shall be issued by insurance companies having an “A-” rating or better by A.M. Best Company. These insurance provisions set forth the scope of coverage to be maintained by the Asset Representations Reviewer and are not to be construed in any way as a limitation or release of the Asset Representations Reviewer’s liability under this Agreement or as a representation that such coverage and limits will necessarily be adequate to protect the Asset Representations Reviewer. The Asset Representations Reviewer shall not self-insure any of its obligations under this Agreement without full disclosure to the Sponsor of its intention to self-insure. Any and all deductibles specified in the Asset Representations Reviewer Coverage policies shall be assumed by, for the account of and at the sole risk of the Asset Representations Reviewer. All policies of insurance procured by the Asset Representations Reviewer shall be written as primary policies, not contributing with, nor in excess of coverage carried by the Sponsor. The purchase of appropriate insurance coverage by the Asset Representations Reviewer or the furnishing of certificates of insurance shall not release or limit the Asset Representations Reviewer from its respective obligations or liabilities under this Agreement.

Upon request from the Sponsor, the Asset Representations Reviewer shall furnish certificates of insurance evidencing any of the foregoing Asset Representations Reviewer Coverage. The Asset Representations Reviewer shall provide no less than [thirty (30)] days prior written notice of cancellation, material modification, reductions in coverage or non-renewal to the Sponsor. In the event that any Services under this Agreement are to be rendered by persons other than the Asset Representations Reviewer’s own employees, the Asset Representations Reviewer shall arrange for such persons to forward to the Sponsor upon request certificates of insurance evidencing such amounts, in such form, and with such insurance companies as are satisfactory to the Sponsor. The Asset Representations Reviewer shall remain fully responsible for liabilities.

6.8	Dispute Resolution.

If an Account or Receivable that was previously reviewed by the Asset Representations Reviewer is the subject of a dispute resolution proceeding as described in Section 3.4 of this Agreement, the Asset Representations Reviewer shall participate in the dispute resolution proceeding on request of a party to the proceeding. The Asset Representations Reviewer shall be entitled to compensation for its participation pursuant to the terms of Section 6.3.3 of this Agreement.

6.9	Confidential Information.

6.9.1

Definition of Confidential Information. “Confidential Information” means oral, written or electronic materials (irrespective of its source or form of communication) furnished before, on or after the date of this Agreement to the Asset Representations Reviewer for the purposes contemplated by this Agreement, including:

(i)	lists of Accounts and Receivables subject to review and any related documents;

(ii)	origination and servicing guidelines, policies and procedures and form contracts; and

(iii)	notes, analyses, compilations, studies or other documents or records prepared by the Sponsor, which contain information supplied by or on behalf of the Sponsor or its representatives.

Confidential Information does not include information that (A) is or becomes generally available to the public other than as a result of disclosure by the Asset Representations Reviewer, (B) was available to, or becomes available to, the Asset Representations Reviewer on a non-confidential basis from a person or entity other than the Sponsor before its disclosure to the Asset Representations Reviewer who, to the knowledge of the Asset Representations Reviewer, is not bound by a confidentiality agreement with the Sponsor and is not prohibited from transmitting the information to the Asset Representations Reviewer, (C) is independently developed by the Asset Representations Reviewer without the use of the Confidential Information, as shown by the Asset Representations Reviewer’s files and records or other evidence in the Asset Representations Reviewer’s possession or (D) the Sponsor provides permission to the Asset Representations Reviewer to release.

6.9.2

Treatment of Confidential Information. The Asset Representations Reviewer agrees to hold and treat Confidential Information given to it under this Agreement in confidence and under the terms and conditions of this Agreement, and shall implement and maintain safeguards to further assure the confidentiality of the Confidential Information. The Confidential Information shall not, without the prior consent of the Sponsor, be disclosed or used by the Asset Representations Reviewer, or its officers, directors, employees, agents, representatives or affiliates, including legal counsel, other than for the purposes of performing its obligations under this Agreement. The Asset Representations Reviewer agrees that it shall not (i) purchase or sell securities issued by the Sponsor or its affiliates or special purpose entities on the basis of Confidential Information or (ii) use the Confidential Information for the preparation of research reports, newsletters or other publications or similar communications.

6.9.3

Protection of Confidential Information. The Asset Representations Reviewer shall take reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of Confidential Information, including those measures that it takes to protect its own confidential information and not less than a reasonable standard of care. The Asset Representations Reviewer acknowledges that Personally Identifiable Information is also subject to the additional requirements set forth in Section 2.1 and Section 6.10 of this Agreement.

6.9.4

Disclosure of Confidential Information. If the Asset Representations Reviewer is required by applicable law, regulation, rule or order issued by an administrative, governmental, regulatory or judicial authority to disclose part of the Confidential Information, it may disclose the Confidential Information; provided, however, that before a required disclosure, the Asset Representations Reviewer, if permitted by law, regulation, rule or order, shall use its reasonable efforts to provide the Sponsor with notice of the requirement and shall cooperate, at the Sponsor’s expense, in the Sponsor’s pursuit of a proper protective order or other relief from the disclosure of the Confidential Information. If the Sponsor is unable to obtain a protective order or other proper remedy by the date that the information is required to be disclosed, the Asset Representations Reviewer shall disclose only that part of the Confidential Information that it is advised by its legal counsel it is legally required to disclose.

6.9.5

Responsibility for Breach. The Asset Representations Reviewer shall be responsible for a breach of this Section 6.9 by its officers, directors, employees, agents, representatives or affiliates, including its legal counsel.

6.9.6

Violation. The Asset Representations Reviewer agrees that a violation of this Agreement may cause irreparable injury to the Sponsor and the Sponsor may seek injunctive relief in addition to legal remedies. If an action is initiated by the Sponsor to enforce this Section 6.9, the prevailing party shall be entitled to reimbursement of costs and expenses, including reasonable attorney’s fees, incurred by it for the enforcement.

6.10	Personally Identifiable Information.

6.10.1

Definition of Personally Identifiable Information. “Personally Identifiable Information” or “PII” means information in any format about an identifiable individual, dealer or its principals, including, name, address, phone number, e-mail address, bank or credit card account number(s), identification number(s), any other actual or assigned attribute associated with or identifiable to an individual, dealer or its principals and any information that when used separately or in combination with other information could identify an individual, dealer or its principals. “Sponsor PII” means PII furnished by the Sponsor, the Servicer or their affiliates to the Asset Representations Reviewer and PII developed or otherwise collected or acquired by the Asset Representations Reviewer in performing its obligations under this Agreement.

6.10.2

Use of Sponsor PII. The Sponsor does not grant the Asset Representations Reviewer any rights to Sponsor PII except as provided in this Agreement. The Asset Representations Reviewer shall use Sponsor PII only to perform its obligations under this Agreement or as specifically directed in writing by the Sponsor and shall only reproduce Sponsor PII to the extent necessary for these purposes. The Asset Representations Reviewer must comply with all laws applicable to PII, Sponsor PII and the Asset Representations Reviewer’s business, including any legally required codes of conduct, including those relating to privacy, security and data protection. The Asset Representations Reviewer shall protect and secure Sponsor PII. The Asset Representations Reviewer shall implement privacy or data protection policies and procedures that comply with applicable law and this Agreement. The Asset Representations Reviewer shall implement and maintain reasonable and appropriate practices, procedures and systems, including administrative, technical and physical safeguards to (i) protect the security, confidentiality and integrity of Sponsor PII, (ii) ensure against anticipated threats or hazards to the security or integrity of Sponsor PII, (iii) protect against unauthorized access to or use of Sponsor PII and (iv) otherwise comply with its obligations under this Agreement. These safeguards include a written data security plan, employee training, information access controls, restricted disclosures, systems protections (e.g., intrusion protection, data storage protection and data transmission protection) and physical security measures.

6.10.3

Additional Limitations. In addition to the use and protection requirements described in Section 6.10.2, the Asset Representations Reviewer’s disclosure of Sponsor PII is also subject to the following requirements:

(i)

the Asset Representations Reviewer shall not disclose Sponsor PII to its personnel or allow its personnel access to Sponsor PII except (A) to the Asset Representations Reviewer’s personnel who require Sponsor PII in order to perform an Asset Representations Review, (B) with the prior consent of the Sponsor or the Servicer or (C) as required by applicable law. When permitted, the disclosure of or access to Sponsor PII shall be limited to the specific information necessary for the individual to complete the assigned task. The Asset Representations Reviewer shall inform personnel with access to Sponsor PII of the confidentiality requirements in this Agreement and train its personnel with access to Sponsor PII on the proper use and protection of Sponsor PII.

(ii)	the Asset Representations Reviewer shall not sell, disclose, provide or exchange Sponsor PII with or to any third party without the prior consent of the Sponsor or the Servicer.

6.10.4

Notice of Breach. The Asset Representations Reviewer shall notify the Sponsor and the Servicer promptly in the event of an actual or reasonably suspected security breach, unauthorized access, misappropriation or other compromise of the security, confidentiality or integrity of Sponsor PII and, where applicable, immediately take action to prevent any further breach.

6.10.5

Return or Disposal of Sponsor PII. Except where return or disposal is prohibited by applicable law, promptly on the earlier of the completion of the Asset Representations Review or the request of the Sponsor, all Sponsor PII in any medium in the Asset Representations Reviewer’s possession or under its control shall be (i) destroyed in a manner that prevents its recovery or restoration or (ii) if so directed by the Sponsor, returned to the Sponsor without the Asset Representations Reviewer retaining any actual or recoverable copies, in both cases, without charge to the Sponsor or the Servicer. Where the Asset Representations Reviewer retains Sponsor PII, the Asset Representations Reviewer shall limit its further use or disclosure of Sponsor PII to that required by applicable law.

6.10.6

Compliance; Modification. The Asset Representations Reviewer shall cooperate with and provide information to the Sponsor regarding the Asset Representations Reviewer’s compliance with this Section 6.10. The Asset Representations Reviewer and the Sponsor agree to modify this Section 6.10 as necessary from time to time for either party to comply with applicable law.

6.10.7

Audit of Asset Representations Reviewer. The Asset Representations Reviewer shall permit the Sponsor and its authorized representatives to audit the Asset Representations Reviewer’s compliance with this Section 6.10 during the Asset Representations Reviewer’s normal business hours on reasonable advance notice to the Asset Representations Reviewer, and not more than once during any year unless circumstances necessitate additional audits. The Asset Representations Reviewer shall also permit the Sponsor during normal business hours on reasonable advance written notice to audit any service providers used by the Asset Representations Reviewer to fulfill the Asset Representations Reviewer’s obligations under this Agreement.

6.10.8

Affiliates and Third Parties. If the Asset Representations Reviewer processes the PII of the Sponsor’s or the Servicer’s affiliates or a third party when performing an Asset Representations Review, and if such affiliate or third party is identified to the Asset Representations Reviewer, such affiliate or third party is an intended third-party beneficiary of this Section 6.10, and this Agreement is intended to benefit the affiliate or third party. The affiliate or third party shall be entitled to enforce the PII-related terms of this Agreement against the Asset Representations Reviewer as if each were a signatory to this Agreement.

6.11	Inspections of Asset Representations Reviewer.

The Asset Representations Reviewer agrees that, with reasonable prior notice not more than once during any year, it shall permit authorized representatives of the Sponsor or the Servicer, during the Asset Representations Reviewer’s normal business hours, to examine and review the books of account, records, reports and other documents and materials of the Asset Representations Reviewer relating to (a) the performance of the Asset Representations Reviewer’s obligations under this Agreement, (b) payments of fees and expenses of the Asset Representations Reviewer for its performance and (c) a claim made by the Asset Representations Reviewer under this Agreement. In addition, the Asset Representations Reviewer shall permit the Sponsor’s or the Servicer’s representatives to make copies and extracts of any of those documents and to discuss them with the Asset Representations Reviewer’s officers and employees. Each of the Sponsor and the Servicer shall, and shall cause its authorized representatives to, hold in confidence the information except if disclosure may be required by law or if the Sponsor or the Servicer reasonably determines that it is required to make the disclosure under this Agreement or the other Basic Documents. The Asset Representations Reviewer shall maintain all relevant books, records, reports and other documents and materials for a period of at least two (2) years after the termination of its obligations under this Agreement.

7.	Representations and Warranties

7.1	Representations and Warranties.

Upon the execution of this Agreement, the Asset Representations Reviewer represents and warrants to the Sponsor and the Trust that, unless otherwise provided, as of the date hereof:

7.1.1

Organization and Good Standing. The Asset Representations Reviewer has been duly formed and is validly existing and in good standing under the laws of its state of formation, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted.

7.1.2

Due Qualification. The Asset Representations Reviewer is duly qualified to do business as a foreign entity in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualification, license or approval, unless the failure to obtain the qualification, license or approval would not reasonably be expected to have a material adverse effect on the Asset Representations Reviewer’s ability to perform its obligations under this Agreement.

7.1.3

Power and Authority. The Asset Representations Reviewer has the power and authority to execute and deliver this Agreement and to carry out the terms of this Agreement. The Asset Representations Reviewer has the power, authority and legal right to perform its obligations under this Agreement and the Asset Representations Reviewer’s execution, delivery and performance of this Agreement have been duly authorized by the Asset Representations Reviewer by all necessary limited liability company action.

7.1.4

Binding Obligation. This Agreement, when duly executed and delivered, shall be the legal, valid and binding obligation of the Asset Representations Reviewer enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to the enforcement of creditors’ rights in general and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

7.1.5

No Violation. The consummation by the Asset Representations Reviewer of this Agreement and the fulfillment by the Asset Representations Reviewer of the terms hereof shall not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, the certificate of formation or operating agreement (or similar organizational documents) of the Asset Representations Reviewer, or any indenture, agreement, mortgage, deed of trust or other instrument to which the Asset Representations Reviewer is a party or by which it is bound, or result in the creation or imposition of any lien upon any of its properties pursuant to the terms of any such indenture, agreement, mortgage, deed of trust or other instrument, or violate any law or, to the best of the Asset Representations Reviewer’s knowledge, any order, rule or regulation applicable to the Asset Representations Reviewer of any court or of any federal or State regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Asset Representations Reviewer or any of its properties, which, in each case, would reasonably be expected to have a material adverse effect on the Asset Representations Reviewer’s ability to perform its obligations under this Agreement.

7.1.6

No Proceedings. As of the respective dates of the Offering Documents and as of the date hereof, there were no proceedings or investigations pending or, to the best of the Asset Representations Reviewer’s knowledge, threatened before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality having jurisdiction over the Asset Representations Reviewer or its properties (A) asserting the invalidity of this Agreement, (B) seeking to prevent the completion of the transactions contemplated by this Agreement, (C) seeking any determination or ruling that might materially and adversely affect this Agreement, the performance by the Asset Representations Reviewer of its obligations under, or the validity or enforceability of, this Agreement or (D) that, individually or in the aggregate, would have a material adverse impact on investors in the notes being offered under the Offering Documents.

7.1.7	Eligibility. The Asset Representations Reviewer is an Eligible Asset Representations Reviewer (as defined in Section 6.5).

8.	Miscellaneous.

8.1	GOVERNING LAW.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF OR OF ANY OTHER JURISDICTION OTHER THAN SECTION 5-1401 AND SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES UNDER THIS AGREEMENT SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

8.2	Amendment.

This Agreement may be amended from time to time by a written amendment duly executed and delivered by the Asset Representations Reviewer, the Sponsor and the Trust.

8.3	Notices.

All demands, notices and communications upon or to the Sponsor or the Trust under this Agreement shall be delivered as specified in Appendix B to the Trust Sale and Servicing Agreement. All demands, notices and communications upon or to the Asset Representations Reviewer under this Agreement shall be delivered at the following address: via electronic mail to [                ], and to [                ], Attention: [                ]; with a copy to [                ].

8.4	Headings.

The headings of the various Articles and Sections herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

8.5	Counterparts.

This Agreement may be executed in two or more counterparts and by different parties on separate counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

8.6	Merger and Consolidation of the Sponsor.

Any corporation, limited liability company or other entity (i) into which the Sponsor may be merged or consolidated, (ii) resulting from any merger or consolidation to which the Sponsor shall be a party, (iii) succeeding to the business of the Sponsor or (iv) 25% or more of the voting stock (or, if not a corporation, other voting interests) of which is owned, directly or indirectly, by General Motors or Ally Financial, which corporation, limited liability company or other entity in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Sponsor under this Agreement, shall be the successor to the Sponsor under this Agreement without the execution or filing of any document or any further act on the part of any of the parties to this Agreement.

8.7	Assignment.

8.7.1	Assignment. Except as stated in Sections 6.5 and 8.7.3, this Agreement may not be assigned by the Asset Representations Reviewer without the consent of the Trust and the Sponsor.

8.7.2

Benefit of the Agreement; Third-Party Beneficiaries. This Agreement is for the benefit of and shall be binding on the parties to this Agreement and their permitted successors and assigns. The Indenture Trustee, for the benefit of the Noteholders, is a third-party beneficiary of this Agreement entitled to enforce this Agreement against the Asset Representations Reviewer and the Sponsor. No other Person shall have any right or obligation under this Agreement.

8.7.3

Merger, Consolidation or Assumption of Obligations. Any person or entity (a) into which the Asset Representations Reviewer may be merged or consolidated, (b) resulting from any merger or consolidation to which the Asset Representations Reviewer shall be a party, (c) which acquires by conveyance, transfer or lease substantially all of the assets of the Asset Representations Reviewer, or (d) succeeding to the business of the Asset Representations Reviewer, which person or entity in any of these cases is an Eligible Asset Representations Reviewer and executes an agreement of assumption to perform all obligations of the Asset Representations Reviewer under this Agreement, shall be the successor to the Asset Representations Reviewer under this Agreement without the execution or filing of any document or any further act on the part of any of the parties to this Agreement. No such transaction shall be deemed to release the Asset Representations Reviewer from any obligation under this Agreement arising prior to its resignation, removal or replacement.

8.8	Governing Document.

In the event of a conflict between the terms of the Offering Documents, the Series 201[ ]-[ ] Indenture Supplement (including the related Indenture), the Pooling and Servicing Agreement, the Trust Sale and Servicing Agreement and this Agreement with respect to the Asset Representations Reviewer, the terms of this Agreement shall control; provided, however, that to the extent that a conflict exists as a result of an interpretation or clarification of any term of this agreement or other legislation or rulemaking by any governmental entity, including the SEC, the parties hereto agree to amend this Agreement to address any such conflict.

8.9	Non-Exclusivity.

The Sponsor and the Asset Representations Reviewer acknowledge and agree that this Agreement is not an exclusive agreement, and that that during the period that the Asset Representations Reviewer is providing Services under this Agreement the Asset Representations Reviewer may, directly or indirectly, contract with or associate with person(s), corporations, partnerships or other entities that compete with the Sponsor. Notwithstanding the above, the Asset Representations Reviewer shall continue to observe its confidentiality obligations hereunder.

8.10	Survival.

The following Sections of this Agreement shall survive the termination of this Agreement: Sections 2, 3.3, 3.4, 5, 6 and 7.

8.11	Severability.

If any paragraph or provision of this Agreement is deemed unenforceable, then the remaining paragraphs and provisions herein shall continue in force.

8.12	Independent Contractor.

The parties acknowledge that the Asset Representations Reviewer is acting as an independent contractor and that nothing in this Agreement shall be construed to create an agency, partnership, joint venture or employment relationship between the parties.

8.13	Entire Agreement; Modification.

This Agreement, and the material incorporated herein by reference, including the schedules and exhibits to this Agreement, constitutes the entire agreement between the parties and supersedes any prior or contemporaneous agreement or understanding, whether written or oral, concerning the subject matter hereof. No change or modification of, or waiver under, this Agreement shall be valid unless it is in writing and signed by duly authorized representatives of the Sponsor, the Trust and the Asset Representations Reviewer.

8.14	Waiver.

A waiver of a breach under this Agreement shall not be a waiver of any subsequent breach or default hereunder. Failure of either party to enforce compliance with any term or condition of this Agreement shall not constitute a waiver of such term or condition.

8.15	No Petition.

Notwithstanding any prior termination of this Agreement, the Asset Representations Reviewer shall not, prior to the date which is one year and one day after the final distribution with respect to the notes, certificates and other securities issued by the Trust acquiesce, petition or otherwise invoke or cause the Trust to invoke the process of any court or government authority for the purpose of commencing or sustaining a case against the Trust under any federal or State bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Trust or any substantial part of its property, or ordering the winding up or liquidation of the affairs of the Trust under a federal or State bankruptcy or insolvency proceeding.

8.16	Liability of Owner Trustee.

It is expressly understood that (i) this Agreement has been executed by [                ], not in its individual capacity but solely as Owner Trustee on behalf of the Trust, (ii) each of the representations, undertakings and agreements herein or therein made on the part of the Trust is made and intended not as a personal representation, undertaking or agreement by [                ] but is made and intended for the purpose of binding only the Trust, (iii) nothing herein contained shall be construed as creating any liability on [                ], individually or personally, to perform any covenant of the Trust either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto, and (iv) under no circumstances will U.S. Bank Trust National Association be personally liable for the payment of any obligation, indebtedness or expenses of the Trust or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Trust under this Agreement. The rights, duties and obligations of the Trust hereunder will be exercised and performed by Ally Financial Inc. (formerly GMAC Inc.) in its capacity as Administrator on behalf of the Trust. The Owner Trustee shall have no duty or obligation to monitor, exercise or perform the rights, duties or obligations of the Trust or the Administrator hereunder.

###

IN WITNESS WHEREOF, the Sponsor, the Trust and the Asset Representations Reviewer have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

ALLY BANK,
as Sponsor

By:
Name:
Title:

[ ],
as Asset Representations Reviewer

By:
Name:
Title:

ALLY MASTER OWNER TRUST,
as the Trust

By: [Owner Trustee], not in its individual capacity but solely as Owner Trustee on behalf of the Trust

By:
Name:
Title:

Acknowledged and Agreed

ALLY FINANCIAL INC., as Administrator

By:
Name:
Title:

Attachment 1

Agreed Upon Procedures

As indicated below, certain procedures were applied to an electronic copy of the master file pertaining to the pool of receivables as of [                    ], 20[        ] (the “Receivables Data Tape”) using electronic copies for each selected account and each selected receivable of the files, reports, systems information or other evidence of wire transfer (each, as applicable, a “Funding Document”).Additional procedures were applied using data shown in, or derived from, electronic copies of the accounting system, loan origination storage system and other ancillary files, including wholesale billing statements (collectively, the “Master Files”).

Separate procedures were applied to electronic copies of the master files pertaining to the pool of receivables as of [                    ], 20[        ] (the “Dealer Accounts Data Tape”) using electronic copies for each selected dealer account of the (i) wholesale security agreement, (ii) GMAC master wholesale agreement, (iii) inventory financing and security agreement, (iv) general security agreement, (v) notification of approved credit lines, or (vi) confirmation of inventory financing credit line (each, as applicable, a “Dealer File”). Additional procedures were applied using an electronic copy of the approved credit proposal and supporting attachments as well as the servicing records contained in the servicing system (the “Servicing File”). Capitalized terms used herein shall have the respective meanings assigned to them in the Series 201[     ]-[     ] Indenture Supplement or in Part I of Appendix A to the Trust Sale and Servicing Agreement.

We have performed the following procedures, as indicated below:

Pooling and Servicing Agreement Section 4.01(a)(i) and (iii); Part I of Appendix A to the Trust Sale and Servicing Agreement “Eligible Account” Definition, sub-clause (a) - Dealer voluntary or involuntary liquidation

1. For each of the Selected Accounts, as of the Initial Cut-Off Date and each Additional Cut-Off Date, determined that the Dealer was not subject to a voluntary or involuntary liquidation. Review Servicing File for notice of any bankruptcy proceeding and conduct a PACER search on such Dealer.

Pooling and Servicing Agreement Section 4.01(a)(i) and (iii); Part I of Appendix A to the Trust Sale and Servicing Agreement “Eligible Account” Definition, sub-clause (a) - Dealer rating

2. For each of the Selected Accounts, as of the Initial Cut-Off Date and each Additional Cut-Off Date, determined that the Dealer was not classified as “Programmed (“P”) or “no credit” (“N”), comparing the dealer credit rating (S, L, P or N) in Dealer Accounts Data Tape to the S, L, P or N rating per Servicing File.

Pooling and Servicing Agreement Section 4.01(a)(i) and (iii); Part I of Appendix A to the Trust Sale and Servicing Agreement “Eligible Account” Definition, sub-clause (b) - Established by Seller

3. For each of the Selected Accounts, as of the Initial Cut-Off Date and each Additional Cut-Off Date, determined that an Account has been established by the Seller or one of its Affiliates pursuant to the Dealer File.

Attachment-1

Pooling and Servicing Agreement Section 4.01(a)(i) and (iii); Part I of Appendix A to the Trust Sale and Servicing Agreement “Eligible Account” Definition, sub-clause (b) - Floor Plan Financing Guidelines

4. NO TEST TO BE PERFORMED.

Pooling and Servicing Agreement Section 4.01(a)(i) and (iii); Part I of Appendix A to the Trust Sale and Servicing Agreement “Eligible Account” Definition, sub-clause (c) - Serviced on behalf of Seller

5. For each of the Selected Accounts, as of the Initial Cut-Off Date and each Additional Cut-Off Date, determined that an Account is maintained and serviced by or on behalf of the Seller. Review Servicing File. For each of the Selected Accounts, noted that the Dealer number field in the Dealer Accounts Data Tape was populated with a number.

Pooling and Servicing Agreement Section 4.01(a)(i) and (iii); Part I of Appendix A to the Trust Sale and Servicing Agreement “Eligible Account” Definition, sub-clause (c) - Floor Plan Financing Guidelines

6. NO TEST TO BE PERFORMED.

Pooling and Servicing Agreement Section 4.01(a)(i) and (iii); Part I of Appendix A to the Trust Sale and Servicing Agreement “Eligible Account” Definition, sub-clause (d) - Not Fleet

7. For each of the Selected Accounts, as of the Initial Cut-Off Date and each Additional Cut-Off Date, determined that an Account is not a Fleet Account. Review Servicing File and the data file for any fleet codes or the daily drafting data base for fleet notations.

Pooling and Servicing Agreement Section 4.01(a)(i) and (iii); Part I of Appendix A to the Trust Sale and Servicing Agreement “Eligible Account” Definition, sub-clause (e) - No Charge Offs

8. For each of the Selected Accounts, as of the Initial Cut-Off Date and each Additional Cut-Off Date, determined that an Account during the preceding 12 months, the Servicer or the Seller has not charged off, without recovery any amount in excess of $25,000 comparing the Receivables Data Tape to the Master Files.

Pooling and Servicing Agreement Section 4.01(a)(i) and (iii); Part I of Appendix A to the Trust Sale and Servicing Agreement “Eligible Account” Definition, sub-clause (f) - Dealer Breach

9. For each of the Selected Accounts, as of the Initial Cut-Off Date and each Additional Cut-Off Date, determined that an Account as to which the related obligor has not materially breached its obligation to pay the related Receivable upon sale of the vehicle related thereto comparing the Receivables Data Tape to the Master Files, and comparing the dealer credit rating (S, L, P or N) per the Dealer Accounts Data Tape to the Master Files.

Attachment-2

Pooling and Servicing Agreement Section 4.01(a)(i) and (iii); Part I of Appendix A to the Trust Sale and Servicing Agreement “Eligible Account” Definition, sub-clause (g) - Located in the United States

10. For each of the Selected Accounts, as of the Initial Cut-Off Date and each Additional Cut-Off Date, determined that the Dealer was located or organized in the United States, comparing the Dealer Accounts Data Tape to the corresponding information per the Dealer File.

Pooling and Servicing Agreement Section 4.01(a)(ii),(iii) and (iv); Part I of Appendix A to the Trust Sale and Servicing Agreement “Eligible Receivable” Definition, sub-clause (a) - Compliance with Floor Plan Financing Agreement

11. NO TEST TO BE PERFORMED.

Pooling and Servicing Agreement Section 4.01(a)(ii),(iii) and (iv); Part I of Appendix A to the Trust Sale and Servicing Agreement “Eligible Receivable” Definition, sub-clause (a) - Ordinary Course of Business

12. For each of the Selected Receivables, as of the Initial Cut-Off Date, each Additional Cut-Off Date and each Receivable Transfer Date determined that the Receivable was acquired by the Seller in the ordinary course of business pursuant to a Dealer File.

Pooling and Servicing Agreement Section 4.01(a)(ii),(iii) and (iv); Part I of Appendix A to the Trust Sale and Servicing Agreement “Eligible Receivable” Definition, sub-clause (b) - Dealer Obligor

13. For each of the Selected Receivables, as of the Initial Cut-Off Date, each Additional Cut-Off Date and each Receivable Transfer Date determined that the Receivable relates to a Dealer that is an obligor under an account pursuant to a Dealer File.

Pooling and Servicing Agreement Section 4.01(a)(ii),(iii) and (iv); Part I of Appendix A to the Trust Sale and Servicing Agreement “Eligible Receivable” Definition, sub-clause (c) - payable in United States dollars

14. For each of the Selected Receivables, as of the Initial Cut-Off Date, each Additional Cut-Off Date and each Receivable Transfer Date determined that the Receivable is payable in United States dollars pursuant to a Dealer File.

Pooling and Servicing Agreement Section 4.01(a)(ii),(iii) and (iv); Part I of Appendix A to the Trust Sale and Servicing Agreement “Eligible Receivable” Definition, sub-clauses (d) and (j) - Good and Marketable Title

15. For each of the Selected Receivables, as of the Initial Cut-Off Date, each Additional Cut-Off Date and each Receivable Transfer Date determined that the Seller had good and marketable title pursuant to a Dealer File.

Attachment-3

Pooling and Servicing Agreement Section 4.01(a)(ii),(iii) and (iv); Part I of Appendix A to the Trust Sale and Servicing Agreement “Eligible Receivable” Definition, sub-clause (e) - Advanced against Vehicle

16. For each of the Selected Receivables, as of the Initial Cut-Off Date, each Additional Cut-Off Date and each Receivable Transfer Date determined that the Receivable advanced against a Vehicle pursuant to the Master Files.

Pooling and Servicing Agreement Section 4.01(a)(ii),(iii) and (iv); Part I of Appendix A to the Trust Sale and Servicing Agreement “Eligible Receivable” Definition, sub-clause (f) - First Priority Perfected Interest

17. NO TEST TO BE PERFORMED.

Pooling and Servicing Agreement Section 4.01(a)(ii),(iii) and (iv); Part I of Appendix A to the Trust Sale and Servicing Agreement “Eligible Receivable” Definition, sub-clause (g) - Consent, Licenses and Approvals

18. NO TEST TO BE PERFORMED.

Pooling and Servicing Agreement Section 4.01(a)(ii),(iii) and (iv); Part I of Appendix A to the Trust Sale and Servicing Agreement “Eligible Receivable” Definition, sub-clause (h) - Compliance with Law

19. NO TEST TO BE PERFORMED.

Pooling and Servicing Agreement Section 4.01(a)(ii),(iii) and (iv); Part I of Appendix A to the Trust Sale and Servicing Agreement “Eligible Receivable” Definition, sub-clause (i) - No Liens

20. NO TEST TO BE PERFORMED.

Pooling and Servicing Agreement Section 4.01(a)(ii),(iii) and (iv); Part I of Appendix A to the Trust Sale and Servicing Agreement “Eligible Receivable” Definition, sub-clause (k) - Legal, Valid and Binding

21. Satisfied by procedure number 12 and procedure number 13.

Pooling and Servicing Agreement Section 4.01(a)(ii),(iii) and (iv); Part I of Appendix A to the Trust Sale and Servicing Agreement “Eligible Receivable” Definition, sub-clause (l) - No Rescission, Setoff or other Defenses

22. For each of the Selected Receivables, as of the Initial Cut-Off Date, each Additional Cut-Off Date and each Receivable Transfer Date determined that the Receivable is not subject to any valid right of recession, setoff or any other defense. Review Servicing File.

Attachment-4

Pooling and Servicing Agreement Section 4.01(a)(ii),(iii) and (iv); Part I of Appendix A to the Trust Sale and Servicing Agreement “Eligible Receivable” Definition, sub-clause (m) - Obligations Satisfied

23. For each of the Selected Receivables, as of the Initial Cut-Off Date, each Additional Cut-Off Date and each Receivable Transfer Date determined that the Seller and the Depositor satisfied in all material respects their respective obligations with respect to such Receivable.

Pooling and Servicing Agreement Section 4.01(a)(ii),(iii) and (iv); Part I of Appendix A to the Trust Sale and Servicing Agreement “Eligible Receivable” Definition, sub-clause (n) - Action taken

24. For each of the Selected Receivables, as of the Initial Cut-Off Date, each Additional Cut-Off Date and each Receivable Transfer Date determined that neither the Seller nor the Depositor has taken or failed to take any action that would impair the rights therein.

Pooling and Servicing Agreement Section 4.01(a)(ii),(iii) and (iv); Part I of Appendix A to the Trust Sale and Servicing Agreement “Eligible Receivable” Definition, sub-clause (o) - Chattel Paper, Account or Payment Intangible

25. For each of the Selected Receivables, as of the Initial Cut-Off Date, each Additional Cut-Off Date and each Receivable Transfer Date that confirmed that a legal opinion was delivered stating that such Selected Receivable constitutes “chattel paper”, an “account” or a “payment intangible” (as such term is used in the UCC).

Pooling and Servicing Agreement Section 4.01(a)(ii),(iii) and (iv); Part I of Appendix A to the Trust Sale and Servicing Agreement “Eligible Receivable” Definition, sub-clause (p) - DPP

26. For each of the Selected Receivables, as of the Initial Cut-Off Date, each Additional Cut-Off Date and each Receivable Transfer Date determined that the Dealer has not postponed principal payment pursuant to DPP or any other installment program pursuant to a Dealer File.

Pooling and Servicing Agreement Section 4.01(a)(ii),(iii) and (iv); Part I of Appendix A to the Trust Sale and Servicing Agreement “Eligible Receivable” Definition, sub-clause (q) - Chrysler Bankruptcy

27. For each of the Selected Receivables, as of the Initial Cut-Off Date, each Additional Cut-Off Date and each Receivable Transfer Date searched for a Chrysler bankruptcy in the PACER system and determined that the Receivable is not a Chrysler Receivable after a Chrysler Liquidation Event.

Pooling and Servicing Agreement Section 4.01(a)(ii),(iii) and (iv); Part I of Appendix A to the Trust Sale and Servicing Agreement “Eligible Receivable” Definition, sub-clause (r) - Motor Holdings Overconcentration

Attachment-5

28. For each of the Selected Receivables, as of the Initial Cut-Off Date, each Additional Cut-Off Date and each Receivable Transfer Date determined that the Receivable is not a Motor Holdings Overconcentration Receivable per the Receivables Date Tape.

Pooling and Servicing Agreement Section 4.01(a)(ii),(iii) and (iv); Part I of Appendix A to the Trust Sale and Servicing Agreement “Eligible Receivable” Definition, sub-clause (s) - Medium Duty Truck Overconcentration

29. For each of the Selected Receivables, as of the Initial Cut-Off Date, each Additional Cut-Off Date and each Receivable Transfer Date determined that the Receivable is not a Medium Duty Truck Overconcentration Receivable per the Receivables Date Tape.

Pooling and Servicing Agreement Section 4.01(a)(ii),(iii) and (iv); Part I of Appendix A to the Trust Sale and Servicing Agreement “Eligible Receivable” Definition, sub-clause (t) - Chrysler Overconcentration

30. For each of the Selected Receivables, as of the Initial Cut-Off Date, each Additional Cut-Off Date and each Receivable Transfer Date determined that the Receivable is not a Chrysler Overconcentration Receivable per the Receivables Date Tape.

Attachment-6